Exhibit 15 (k)

Audit report of Deloitte Touche Tohmatsu and Amyot Exco Grant Thornton for 2002

Deloitte Touche Tohmatsu Commissaires aux Comptes Membre de la Compagnie de Versailles 185 avenue Charles de Gaulle 92200 Neuilly sur Seine	Amyot Exco Grant Thornton Commissaries aux Comptes Membre de la Compagnie de Paris 104 avenue des Champs Elysées 75008 Paris

To the shareholders of Atos Origin S.A.:

We have audited the accompanying consolidated balance sheet of Atos Origin S.A. and its subsidiaries (the “Group”) as of December 31, 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2002 and the results of its operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in France.

Paris and Neuilly-sur-Seine
September 10, 2003

Deloitte Touche Tohmatsu	Amyot Exco Grant Thornton

/s/ Jean-Paul Picard	/s/ Daniel Kurkdjian

/s/ Jean-Marc Lumet	/s/ Vincent Papazian